Exhibit 99.1

UNIVERSAL INSURANCE HOLDINGS, INC. DECLARES

CASH DIVIDEND OF $0.20 PER SHARE

Fort Lauderdale, FL, November 28, 2012 – Universal Insurance Holdings, Inc. (UIH) (NYSE MKT: UVE) announced today that its board of directors declared a cash dividend of $0.20 per share of common stock to be paid on December 28, 2012 to shareholders of record on December 14, 2012. The $0.20 per share dividend includes the expected $0.08 per share fourth quarter dividend and an additional special dividend of $0.12. With the fourth quarter dividend, the Company’s cash dividends in 2012 will total $0.46 per share. The Company expects to continue to offer shareholder value through the payout of cash dividends, but the declaration and payment of future dividends are subject to the discretion of the board of directors and will be dependent upon future earnings, cash flows, financial requirements, and other factors.

About Universal Insurance Holdings, Inc.

Universal Insurance Holdings, Inc., with its wholly-owned subsidiaries, is a vertically integrated insurance holding company performing all aspects of insurance underwriting, distribution and claims. Universal Property & Casualty Insurance Company (UPCIC), a wholly owned subsidiary of the Company, is one of the three leading writers of homeowners insurance in Florida and is now fully licensed and has commenced its operations in North Carolina, South Carolina, Hawaii, Georgia, Massachusetts and Maryland. American Platinum Property and Casualty Insurance Company (APPCIC), also a wholly owned subsidiary, currently writes homeowners multi-peril insurance on Florida homes valued in excess of $1 million, which are limits and coverages currently not targeted through its affiliate UPCIC. For additional information on the Company, please visit our investor relations website at www.universalinsuranceholdings.com.

Forward-Looking Statements and Risk Factors

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” and similar expressions identify forward-looking statements, which speak only as of the date the statement was made. Such statements may include commentary on plans, products and lines of business, marketing arrangements, reinsurance programs and other business developments and assumptions relating to the foregoing. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future results could differ materially from those described and the Company undertakes no obligation to correct or update any forward-looking statements. For further information regarding risk factors that could affect the Company’s operations and future results, refer to the Company’s reports filed with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2011 and the Form 10-Q for the quarter ended September 30, 2012.

Investor Contact:

Philip Kranz, Dresner Corporate Services, 312-780-7240, pkranz@dresnerco.com